Exhibit 99.1

Exhibit 99.1        Press Release of January 18, 2011 Relating to Quarterly Dividend

January 18, 2011	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200

Novato, CA 94945

Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. Declares Quarterly Dividend

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA ) The Board of Directors of Hennessy Advisors, Inc. today declared an increase in the annual cash dividend from 9 cents per share to 10 cents per share for 2011 and also declared that the dividend will be paid in quarterly installments rather than annually. While Hennessy Advisors, Inc. has paid an annual cash dividend in each of the last seven years, this marks the company’s first quarterly dividend payment. The first quarterly dividend of 2.5 cents will be paid on March 4, 2011 to shareholders of record as of February 9, 2011.

“We are very pleased to increase the amount of the annual dividend and to reward our shareholders with this quarterly cash dividend, which closely follows the previous annual dividend paid on November 18, 2010. We believe that moving to a quarterly dividend payment further demonstrates the deep value of Hennessy Advisors, Inc. stock,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “We believe this dividend highlights the fundamental financial strength of Hennessy Advisors, as well as our longstanding commitment to our shareholders,” he added.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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